Exhibit 10.25

DESCRIPTION OF NON-EMPLOYEE DIRECTOR COMPENSATION

Commencing September 1, 2009, Oxygen Biotherapeutics shall pay to its non-employee directors the following compensation for service on the Board and Board Committees:

1. An annual cash director fee in each fiscal year (prorated for the period commencing September 1, 2009 and ending April 30, 2010 (“Short Year”)), which is paid in equal monthly installments of $6,750 for scientific directors and $3,750 for non-scientific directors in arrears on the last day of each month;

2. A cash fee for attending each meeting of the Board in the amount of $4,000;

3. A cash fee for attending each committee meeting of which the Director is a member in the amount of $500; and

4. Reimbursement of travel and related expenses for attending Board and Committee meetings, as incurred.

Oxygen Biotherapeutics shall maintain an appropriate director’s and officer’s insurance policy at all times for its non-employee directors.